Exhibit 99.1

SeaSpine Reports First Quarter 2021 Financial Results

Reaffirms 2021 Financial Outlook

CARLSBAD, CA (May 3, 2021) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced financial results for the three-months ended March 31, 2021.

Summary of First Quarter 2021 Financial Results and Recent Accomplishments
•Total revenue of $42.0 million, reflecting an 18% increase in sales-per-day (to account for the one additional selling day in the first quarter of 2020 compared to the first quarter of 2021) compared to the prior year period and a 16% increase, as reported
•U.S. revenue of $37.5 million, reflecting a 20% increase in sales-per-day (18%, as reported) compared to the prior year period
◦U.S. Spinal Implants revenue of $18.4 million, a 29% increase in sales-per-day
◦U.S. Orthobiologics revenue of $19.1 million, a 12% increase in sales-per-day
•Initiated limited commercial launches of the WaveForm TA and WaveForm TO 3D-Printed Interbody Implant Systems
•Initiated full commercial launch of the Reef TO Interbody System
•Announced the agreement to acquire 7D Surgical in a cash and stock deal valued at $110 million
•Raised $95 million of net proceeds in April from an underwritten public offering of 5.2 million shares of common stock

“We were pleased with revenue acceleration as the first quarter progressed,” said Keith Valentine, President and Chief Executive Officer. “Despite the headwinds we faced in January and early February due to COVID restrictions on spine surgeries, we exceeded our own internal expectations for the quarter with strong results in March as those restrictions eased. With more robust spine surgery volumes anticipated as we continue to emerge from the COVID pandemic, the anticipated contribution from the pending acquisition of 7D Surgical, and the significant strengthening of our balance sheet with the recent financing, SeaSpine has never been better positioned to continue to take market share and to continue its positive growth trajectory.”

First Quarter 2021 Financial Results
Revenue for the first quarter of 2021 totaled $42.0 million, a 16% reported increase compared to the same period of the prior year. U.S. revenue was $37.5 million, an 18% reported increase compared to the first quarter of 2020. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. Sales of new and recently launched products increased to 74% and 39% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue was $4.5 million, a 4% reported increase compared to the first quarter of 2020.

Gross margin for the first quarter of 2021 was 63.4%, compared to 61.8% for the same period of the prior year. The increase in gross margin in the current year was primarily due to increased sales in the U.S. of the Company’s higher gross margin spinal implant products and lower excess and obsolete inventory provisions in relation to revenue.

Operating expenses for the first quarter of 2021 totaled $39.1 million, a $4.1 million increase compared to $35.0 million for the first quarter of 2020. The increase in operating expenses was driven primarily by $2.9 million in higher selling and marketing expenses, the substantial majority of which relates to selling commissions, $1.9 million in higher general and administrative expenses, which was driven mostly by legal and other professional fees incurred in connection the pending 7D Surgical acquisition, and $0.6 million in higher research and development expenses. These increases were partially offset by a $1.3 million non-cash, intangible asset impairment charge associated with acquired technology that was recorded in the first quarter of 2020.

Net loss for the first quarter of 2021 was $12.7 million, compared to a net loss of $12.6 million for the first quarter of 2020.

Adjusted EBITDA Loss (as described below) for the first quarter of 2021 was a loss of $5.2 million, compared to a loss of $6.2 million for the first quarter of 2020.

Cash and cash equivalents at March 31, 2021 totaled $87.7 million, and the Company had $20 million outstanding under its credit facility and $6.2 million outstanding under its Paycheck Protection Program loan. These amounts do not include the $95 million of net proceeds received in April 2021 from the underwritten public offering of 5.2 million shares of the Company's common stock nor the repayment in April 2021 of the $20 million of outstanding borrowings under its credit facility.

2021 Financial Outlook
Without giving effect to the pending acquisition of 7D Surgical, the Company continues to expect full-year 2021 total revenue to be in the range of $193 million to $198 million, reflecting growth of 25% to 28% compared to the prior year.

Financial Impact of Acquisition of 7D Surgical
Including the acquisition of 7D Surgical, which the Company expects to close in the second quarter of 2021, SeaSpine continues to expect full-year 2021 total revenue to be in the range of $200 million to $205 million, reflecting growth of 30% to 33% compared to the prior year.

Reconciliation of GAAP to Non-GAAP Information
Adjusted EBITDA Loss is a non-GAAP financial measure which represents earnings (loss) before interest, taxes, depreciation and amortization and excludes the impact of stock-based compensation, intangible asset impairment charges, spinal set instrument replacement and impairment expenses, other income / expense, and acquisition and integration-related charges. A reconciliation of GAAP net loss to Adjusted EBITDA Loss for all periods presented appears in the financial tables in this release.

The Company believes that the presentation of Adjusted EBITDA Loss provides important supplemental information to management and investors regarding financial and business trends relating to the Company's results of operations. For further information regarding why SeaSpine believes that this non-GAAP financial measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission available on the SEC's website at www.sec.gov and on Investors section of the Company's website at www.seaspine.com.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call today at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for callers in the U.S. or (614) 385-1253 for callers outside the U.S., using Conference ID: 1036925. To listen to the webcast and view the accompanying slides, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, the Company’s expectation regarding more robust spine surgery volumes as the Company emerges from the COVID pandemic; the Company’s 2021 financial outlook; the timing and closing of the 7D Surgical acquisition and realization of the expected benefits thereof, including additional revenue growth; and the Company’s positioning to continue to take market share and to continue its positive growth trajectory. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of the COVID-19 pandemic on the Company's business and the economy, including a resurgence in the deferral of spine surgeries, whether as a result of patient or surgeon safety concerns, government-imposed restrictions, or otherwise; surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the Company’s ability to attract new, high-quality distributors, whether as a result of perceived deficiencies in the Company’s existing product portfolio, inability to reach agreement on financial or other contractual terms, or otherwise, as well as disruption associated with restrictive covenants to which distributors are subject and potential litigation and expense associated therewith; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the receipt of all required regulatory, governmental and shareholder approvals and satisfaction of all closing conditions for the 7D Surgical acquisition; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on PcoMed to supply products incorporating NanoMetalene technology and a limited number of third-party suppliers for other components and raw materials, or otherwise; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Total revenue, net	$41,954	$36,111
Cost of goods sold	15,366	13,812
Gross profit	26,588	22,299
Operating expenses:
Selling and marketing	23,399	20,476
General and administrative	10,427	8,554
Research and development	4,506	3,895
Intangible amortization	792	792
Impairment of intangible assets	—	1,325
Total operating expenses	39,124	35,042
Operating loss	(12,536)	(12,743)
Other (expense) income, net	(159)	227
Loss before income taxes	(12,695)	(12,516)
Provision for income taxes	25	35
Net loss	$(12,720)	$(12,551)
Net loss per share, basic and diluted	$(0.46)	$(0.48)
Weighted average shares used to compute basic and diluted net loss per share	27,913	26,420

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31, 2021 (unaudited)	December 31, 2020

Cash and cash equivalents	$87,749	$76,813
Trade accounts receivable, net	25,030	26,154
Inventories	58,182	54,041
Total current liabilities	39,928	30,727
Long-term debt	24,781	5,059
Total stockholders' equity	159,267	171,718

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2021	2020
GAAP net loss	$(12,720)	$(12,551)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	2,747	2,608
Other expense (income)	159	(227)
Provision for income taxes	25	35
Spinal set instrument replacement expense	730	379
Spinal set instrument impairment expense	—	234
Stock-based compensation	2,546	1,983
Acquisition and integration-related charges (7D Surgical)	1,276	—
Impairment of intangible assets	—	1,325
Total Non-GAAP adjustments	7,483	6,337
Adjusted EBITDA Loss	(5,237)	(6,214)